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                                                                   Exhibit 23(d)


                CONSENT OF MURTHA, CULLINA, RICHTER AND PINNEY

     In connection with the contemplated merger of Security-Connecticut Corporation ("SCC") with and into ReliaStar Financial Corp. ("RLR") pursuant to an Agreement and Plan of Merger dated as of February 23, 1997 by and between SCC and RLR, we hereby consent to the filing of our tax opinion as an exhibit to the Registration Statement on Form S-4 to be filed by RLR with the Securities and Exchange Commission and to all references to this firm under the caption entitled "The Merger-Federal Income Tax Consequences" set forth in the Proxy Statement/Prospectus comprising a part of such Registration Statement.

                                       /S/ Murtha, Cullina, Richter and Pinney

May 21, 1997